EXHIBIT 99.1

3D Systems Acquires Figulo Corporation

- Industry's only production and consumer-grade 3D printed ceramics

- Acquires expertise to propel launch of end-user ceramic 3D printers

ROCK HILL, S.C., Dec. 4, 2013 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced today the acquisition of Figulo, a leading provider of 3D printed ceramics for consumers, makers, artists, designers and architects. Figulo is changing the way ceramics are made by taking this time honored production and art form and transforming it with 21st century 3D printing technology. The company plans to immediately integrate Figulo's 3D printed ceramics into its rapidly growing Cubify® ecosystem and its professional cloud printing service, Quickparts®, and to leverage Figulo's considerable ceramics materials and process knowledge to fast track the commercialization of its own family of end-user ceramic 3D printers for home décor labels, pottery shops, artists and hobbyists.

Figulo has a cloud-based model for manufacturing ceramic objects using 3D printing based on 3DS' ColorJet Printing (CJP) technology. Customers range from consumers and makers to artists, designers and architects. 3D printed ceramics from Figulo combine the high quality art form with the freedom of complexity allowed by 3D printing technology, empowering everyone from artists, designers and consumers to major décor labels to explore a new degree of what's possible for kitchenware, tiling, art and more.

"I couldn't think of a better home for Figulo than 3DS," said Andrew Jeffery, President and CEO, Figulo Corporation. "This is a dream combination of 3D Systems' powerful CJP full color technology with Figulo's extensive ceramic materials and process know-how to accelerate online and at home adoption and to unleash the full potential of professional and consumer ceramic 3D printing."

"With Figulo on board, we are enhancing both our Cubify and Quickparts capabilities and significantly expanding our materials and process expertise and know-how to fast track the commercialization of ceramic 3D printers," said Avi Reichental, President and CEO, 3D Systems. "Ceramic 3D printing creates a unique experience for this time honored art form and is sure to induce a new breed of artists, designers and major décor labels to incorporate 3D printing into their professional toolbox while consumers enjoy the next dimension of décor and art."

Learn more about how 3DS is manufacturing the future today at www.3dsystems.com.

About 3D Systems Corporation

3D Systems is a leading provider of 3D content-to-print solutions including 3D printers, print materials and cloud sourced on-demand custom parts for professionals and consumers alike with materials including plastics, metals, ceramics and edibles. The company also provides integrated software and hardware tools including scan to CAD and inspection. Its expertly integrated solutions replace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, create, communicate, prototype or produce real parts, empowering customers to manufacture the future.

More information on the company is available at www.3DSystems.com.

About Figulo Corporation

Figulo Corporation was founded in August 2011, by Andy Jeffery, Mark Sears and Tim Sheehen based on 3d printing manufacturing experience in materials, process, and traditional ceramics technology to offer personalized production of 3D printed and glazed ceramics to customers all over the world. People from the age of 10 have designed objects that Figulo makes and supplies through the major personalized production online marketplaces. Market areas include glazed ceramics for home decor, artistic and architectural applications.

More information on the company is available on www.figulo.com.

CONTACT: Investor Contact: Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact: Alyssa Reichental
         Email: Press@3dsystems.com